Exhibit 99.2

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports March Revenue and Linage

SAN JOSE, April 15, 2005 – (KRI:NYSE) – Total advertising revenue was up 0.7% for March. For the month, retail was up 2.7%, national was down 6.7% and classified was up 1.6%. Help wanted was up 12.6%. Real estate was down 0.7%. Auto was down 7.2%.

For the year to date, total advertising revenue was up 3.3%. Retail was up 3.1%, national was up 1.9%, classified was up 4.3%. Help wanted was up 16.5%. Real estate was up 3.8%. Auto was down 6.1%.

Total operating revenue was down 0.7% for the month and up 1.7% for the year.

Total ad revenue for the month was up 9.5% in Wichita, 6.3% in Columbia, 4.4% in Fort Wayne, 4.2% in Akron, 4.1% in Lexington, 3.9% in St. Paul, 3.5% in Miami and 0.9% in San Jose. The other large markets were soft.

Retail for the month was up 16.4% in San Jose, 12.5% in St. Paul, 10.4% in Wichita, 7.3% in Columbia, 6.4% in Contra Costa, 4.0% in Miami, 1.4% in Fort Worth and 0.9% in Kansas City. Philadelphia and Charlotte were soft.

National for the month was up 27.8% in Lexington, 15.4% in Columbia, 10.8% in Akron, 10.2% in Fort Wayne and 1.4% in San Jose. Contra Costa, Fort Worth, Philadelphia, Kansas City, Contra Costa, St. Paul and Miami were soft.

Classified for the month was up 10.6% in Wichita, 8.6% in Miami, 5.6% in Akron, 3.4% in Fort Wayne, 3.0% in Lexington, 2.9% in Columbia, 0.8% in St. Paul, 0.7% in Fort Worth, 0.7% in Contra Costa and 0.4% in Charlotte. San Jose, Philadelphia and Kansas City were soft.

Twenty-one of 27 markets had double-digit increases in employment. Among the large markets, Akron was up 26.5%, St. Paul was up 16.4%, Fort Worth was up 15.4%, Miami was up 12.0% and Kansas City was up 11.4%. Only Philadelphia and Macon were soft. Real estate was mixed: the small markets were up 8%, while the large markets were down 4.7%.

The large markets were down in auto, with only Contra Costa and Miami showing strength, up 6.3% and 5.8%, respectively.

Other revenue was down 11.9%, due to a 64.9% decrease in earnings from Detroit, somewhat offset by an 8.1% increase in commercial print revenue and a 22.7% increase in augmentation revenue.

Circulation revenue was down 4.0% for the month. As in January, a piece of that is due to a change in business practices which lower both revenue and carrier compensation (no effect to the bottom line) in certain markets. Much of the rest of the decline was due to a decrease in circulation copies and an increase in discounts.

Knight Ridder (NYSE: KRI) is the nation’s second-largest newspaper publisher, with products in print and online. The company publishes 31 daily newspapers in 28 U.S.

markets, with a readership of 9.0 million daily and 12.7 million Sunday. Knight Ridder also has investments in a variety of Internet and technology companies and two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

(FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

STATISTICAL REPORT

For the period of 2/28/05 - 3/27/05

	March		Percent Change	Year-to-Date		Percent Change
	2005	2004		2005	2004
REVENUE ($000) - See Notes 1 & 2

Advertising
Retail	82,780	80,579	2.7%	249,173	241,766	3.1%
National	28,629	30,680	-6.7%	95,940	94,122	1.9%
Classified	70,104	69,033	1.6%	221,023	211,989	4.3%

Total	181,513	180,292	0.7%	566,136	547,877	3.3%
Circulation	41,564	43,284	-4.0%	134,248	139,209	-3.6%
Other Revenue	7,820	8,882	-12.0%	24,344	25,185	-3.3%

Total Operating Revenue	230,897	232,458	-0.7%	724,728	712,271	1.7%

AVERAGE CIRCULATION (000’s of copies including Detroit) - Notes 1 & 2
Morning	3,599	3,692	-2.5%	3,561	3,642	-2.2%
Evening	160	178	-10.0%	159	176	-9.8%
Daily	3,759	3,870	-2.9%	3,720	3,818	-2.6%
Sunday	5,228	5,276	-0.9%	5,065	5,188	-2.4%

ADVERTISING LINAGE (000’s of six-column inches) - Notes 1 & 2
Full-Run ROP
Retail	1,024.1	1,092.8	-6.3%	3,163.7	3,250.1	-2.7%
National	253.1	251.3	0.7%	815.9	801.5	1.8%
Classified	1,389.0	1,406.9	-1.3%	4,365.4	4,440.5	-1.7%

Total	2,666.2	2,751.0	-3.1%	8,345.0	8,492.1	-1.7%

Factored Part-Run ROP	185.2	198.7	-6.8%	562.1	581.0	-3.3%

TOTAL PREPRINTS INSERTED	587,330	592,451	-0.9%	1,959,221	1,809,202	8.3%

Statistical Report

For the period of 2/28/05 - 3/27/05

	March		Percent Change	Year-to-Date		Percent Change
	2005	2004		2005	2004
FULL-RUN ROP ADVERTISING LINAGE DATA By Markets (000’s of six-column inches) - Notes 1 & 2

Akron Beacon Journal	109.1	119.4	-8.6%	346.5	352.9	-1.8%
Charlotte Observer	122.8	124.8	-1.6%	381.8	377.3	1.2%
Columbia State	86.3	91.9	-6.1%	262.7	286.7	-8.4%
Contra Costa (Note 3)	106.0	105.3	0.7%	342.8	328.5	4.4%
Fort Wayne News-Sentinel, Journal Gazette	109.0	99.8	9.2%	324.1	316.4	2.4%
Fort Worth Star Telegram	157.4	174.1	-9.6%	506.5	534.7	-5.3%
Kansas City Star	148.6	150.8	-1.5%	491.2	466.4	5.2%
Lexington Herald-Leader	85.3	89.4	-4.6%	257.2	278.6	-7.7%
Miami Herald & el Nuevo Herald	153.7	163.3	-5.9%	521.8	510.2	2.3%
Philadelphia Newspapers	150.0	175.8	-14.7%	531.1	555.4	-4.4%
St. Paul Pioneer Press	93.1	99.3	-6.2%	288.1	293.0	-1.7%
San Jose Mercury News	152.3	181.4	-16.0%	514.8	575.7	-10.6%
Wichita Eagle	79.2	66.0	20.0%	230.4	204.7	12.6%
All Other Dailies	1,113.4	1,109.7	0.3%	3,346.0	3,411.6	-1.9%

Total - Full-Run ROP	2,666.2	2,751.0	-3.1%	8,345.0	8,492.1	-1.7%

Note 1 - The Detroit News and the Detroit Free Press operate under a joint operating agreement as Detroit Newspapers (DN). Revenue and linage are excluded for 2005 and 2004.

Note 2 - Measured by individual Knight Ridder newspapers. Where necessary, certain previously reported linage has been restated to be consistent with measurement guidelines currently in use.

Note 3 - Full-run ROP advertising linage represents the sum of full-run ROP linage for each of Contra Costa's three newspapers.

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For further information, call Polk Laffoon IV at 408-938-7838